Exhibit 99.1
                                                        FOR: RELM Wireless Corp.

                                                   APPROVED BY: William P. Kelly
                                                                VP Finance & CFO
                                                       RELM Wireless Corporation
                                                                    321-984-1414

    RELM WIRELESS APPOINTS DAVID STOREY PRESIDENT AND CHIEF EXECUTIVE OFFICER

WEST MELBOURNE, FL, July 12, 2000 -- RELM Wireless Corporation (NASDAQ: RELM) announced today that David Storey, formerly RELM's Chief Operating Officer, has been appointed to the position of President and Chief Executive Officer effective immediately. He succeeds Richard Laird who has resigned to assume a position at another company.

Mr. Storey, 47, joined RELM two years ago from the CATV technology leader Antec, Inc. At Antec, Mr. Storey served as Executive Vice President of Operations responsible for a company comprised of six factories, over 2000 employees and nearly $400 million in revenue. Prior to Antec, Mr. Storey was Senior Vice President of Manufacturing for Keptel, Inc., a manufacturer of telecommunication equipment.

On his appointment, Mr. Storey commented: "I am very excited about the opportunity to lead RELM into the future as President and Chief Executive Officer. During the past two years as Chief Operating Officer, I have worked very closely in all strategic and operational aspects of RELM's business as we repositioned the company into the dynamic land mobile radio (LMR) market. I am eager to continue the exciting growth initiatives now underway. We thank Richard for his contribution to RELM and wish him the best of luck in his new role as head of a manufacturer of high speed Internet access equipment."

For over 45 years, RELM has manufactured and marketed two-way FM business-band radios as well as high-specification public safety mobile and portable radios, repeaters and accessories, base station components and subsystems. Products are manufactured and distributed worldwide under RELM Communications, Uniden PRC and BK Radio brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-648-0947.

     This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe-harbor created by such sections. Such forward-looking statements concern the company's operations, economic performance and financial condition. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: General economic and business conditions; changes in customer preferences; competition; changes in technology; the integration of any acquisitions; changes in business strategy; the indebtedness of the company; quality of management, business abilities and judgment of the company's personnel; the availability, terms and deployment of capital; and various other factors referenced in this Report. The forward-looking statements are made as of the date of this Report, and the company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.